Exhibit 99.3
HONEYWELL INTERNATIONAL INC.
(Unaudited)
(Dollars in tables in millions)
SUPPLEMENTAL SEGMENT INFORMATION FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2023	2022	2023	2022
Aerospace Technologies	$3,673	$3,204	$13,624	$11,827
Industrial Automation	2,596	2,866	10,756	11,638
Building Automation	1,504	1,514	6,031	6,000
Energy and Sustainability Solutions	1,660	1,601	6,239	5,996
Corporate and all other	7	1	12	5
Total Net sales	$9,440	$9,186	$36,662	$35,466

	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment Profit	2023	2022	2023	2022
Aerospace Technologies	$1,027	$890	$3,741	$3,228
Industrial Automation	497	539	1,967	1,896
Building Automation	359	375	1,505	1,439
Energy and Sustainability Solutions	443	414	1,483	1,538
Corporate and all other	(103)	(114)	(392)	(412)
Total Segment profit	2,223	2,104	8,304	7,689

	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment Margin	2023	2022	2023	2022
Aerospace Technologies	28.0%	27.8%	27.5%	27.3%
Industrial Automation	19.1%	18.8%	18.3%	16.3%
Building Automation	23.9%	24.8%	25.0%	24.0%
Energy and Sustainability Solutions	26.7%	25.9%	23.8%	25.7%
Total Segment margin	23.5%	22.9%	22.7%	21.7%

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating income	$1,583	$1,813	$7,084	$6,427
Stock compensation expense[1]	54	25	202	188
Repositioning, Other[2,3]	569	233	952	942
Pension and other postretirement service costs[3]	17	33	66	132
Segment profit	$2,223	$2,104	$8,304	$7,689

Operating income	$1,583	$1,813	$7,084	$6,427
÷ Net sales	$9,440	$9,186	$36,662	$35,466
Operating income margin %	16.8%	19.7%	19.3%	18.1%
Segment profit	$2,223	$2,104	$8,304	$7,689
÷ Net sales	$9,440	$9,186	$36,662	$35,466
Segment profit margin %	23.5%	22.9%	22.7%	21.7%

1	Included in Selling, general and administrative expenses.
2
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended December 31, 2022, other charges include an expense of $7 million primarily related to a loss on the sale of inventory due to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the three and twelve months ended December 31, 2022, other charges include $9 million and $41 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.

3	Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.